Exhibit 99.1

FOR IMMEDIATE RELEASE

BED BATH & BEYOND INC. REPORTS RESULTS
FOR FISCAL 2018 THIRD QUARTER

•	Net Earnings Per Diluted Share of $.18, In-Line with Company Model

•	Net Sales Increase Approximately 2.6%; Comparable Sales Decline Approximately 1.8%

•	Reduced Retail Inventories by Approximately 6%

•	Cash and Investments Balance Nearly Doubles to Approximately $1.0 billion

•	Board of Directors Declares Quarterly Dividend of $.16 Per Share

•	Company Ahead of Plan with Longer-Term Financial Goals; Based on Preliminary Assumptions, Believes Fiscal 2019 Net Earnings Per Diluted Share to be About the Same as Fiscal 2018

UNION, New Jersey, January 9, 2019 --- Bed Bath & Beyond Inc. (Nasdaq: BBBY) today reported financial results for the third quarter of fiscal 2018 ended December 1, 2018.

Fiscal 2018 Third Quarter Results

For the fiscal 2018 third quarter, the Company reported net earnings of $.18 per diluted share ($24.4 million), compared with $.44 per diluted share ($61.3 million) for the fiscal 2017 third quarter. Net sales for the fiscal 2018 third quarter were approximately $3.0 billion, an increase of approximately 2.6% compared to the prior year period. Comparable sales in the fiscal 2018 third quarter declined approximately 1.8%, and included strong sales growth from the Company’s customer-facing digital channels, and sales from stores that declined in the mid-single-digit percentage range.

Capital Allocation

The Company’s Board of Directors today declared a quarterly dividend of $.16 per share payable on April 16, 2019 to shareholders of record at the close of business on March 15, 2019.

During the fiscal 2018 third quarter, the Company repurchased approximately $8 million of its common stock, representing approximately 527,000 shares.

The Company ended the fiscal 2018 third quarter with approximately $1.0 billion in cash and investments, an increase of approximately $460 million, compared with approximately $561 million in cash and investments at the end of the fiscal 2017 third quarter.

Fiscal 2018

During the conference call with analysts and investors, the Company plans to review its quarterly financial results, share its updated financial planning assumptions for fiscal 2018, and provide some high-level, directional information for fiscal 2019.

The Company’s modeling assumptions for fiscal 2018 have been updated to consider its results to date, including the holiday selling season; the continuation of trends it has been experiencing; and actions being taken in support of the Company's stronger bias towards prioritizing long-term profitability over near-term sales growth. The Company continues to model net earnings per diluted share for the full year to be about $2.00.

The Company is ahead of plan with respect to its longer-term financial goals to moderate the declines in its operating profit and net earnings per diluted share, this year and next, and grow net earnings per diluted share by 2020, and based on its preliminary assumptions, believes that its fiscal 2019 net earnings per diluted share will be about the same as fiscal 2018.

Fiscal 2018 Third Quarter Conference Call and Investor Presentation

Bed Bath & Beyond Inc.’s fiscal 2018 third quarter conference call may be accessed by dialing 1-888-771-4371, or if international, 1-847-585-4405, using conference ID number 47947100. The replay of the call can be accessed by dialing 1-888-843-7419, using conference ID number 47947100. The call and replay can also be accessed via audio webcast on the investor relations section of our website at www.bedbathandbeyond.com.

The Company has also made available an Investor Presentation on the investor relations section of its website that provides information related to its strategic initiatives, fiscal third quarter financial results, and modeling assumptions for fiscal 2018 and fiscal 2019.

About the Company

Bed Bath & Beyond Inc. and subsidiaries (the “Company”) is an omnichannel retailer selling a wide assortment of domestics merchandise and home furnishings which operates under the names Bed Bath & Beyond, Christmas Tree Shops, Christmas Tree Shops andThat! or andThat!, Harmon, Harmon Face Values or Face Values, buybuy BABY and World Market, Cost Plus World Market or Cost Plus. Customers can purchase products either in-store, online, with a mobile device or through a customer contact center. The Company generally has the ability to have customer purchases picked up in-store or shipped direct to the customer from the Company’s distribution facilities, stores or vendors. In addition, the Company operates Of a Kind, an e-commerce website that features specially commissioned, limited edition items from emerging fashion and home designers; One Kings Lane, an authority in home décor and design, offering a unique collection of select home goods, designer and vintage items; PersonalizationMall.com, an industry-leading online retailer of personalized products; Chef Central, an online retailer of kitchenware, cookware and homeware items catering to cooking and baking enthusiasts; and Decorist, an online interior design platform that provides personalized home design services. The Company also operates Linen Holdings, a provider of a variety of textile products, amenities and other goods to institutional customers in the hospitality, cruise line, healthcare and other industries. Additionally, the Company is a partner in a joint venture which operates retail stores in Mexico under the name Bed Bath & Beyond.

The Company operates websites at bedbathandbeyond.com, bedbathandbeyond.ca, worldmarket.com, buybuybaby.com, buybuybaby.ca, christmastreeshops.com, andthat.com, harmondiscount.com, facevalues.com, ofakind.com, onekingslane.com, personalizationmall.com, chefcentral.com, decorist.com, harborlinen.com, and
t-ygroup.com. As of December 1, 2018, the Company had a total of 1,550 stores, including 1,005 Bed Bath & Beyond stores in all 50 states, the District of Columbia, Puerto Rico and Canada, 282 stores under the names of World Market, Cost Plus World Market or Cost Plus, 122 buybuy BABY stores, 82 stores under the names Christmas Tree Shops, Christmas Tree Shops andThat! or andThat!, 57 stores under the names Harmon, Harmon Face Values or Face Values, and two retail stores under the name One Kings Lane. During the fiscal third quarter, the Company opened four stores including two World Market stores, one buybuyBABY store, and one One Kings Lane store; and closed 15 stores including 13 Bed Bath & Beyond stores, one World Market store, and one Christmas Tree Shops store. The joint venture, to which the Company is a partner, operates ten stores in Mexico under the name Bed Bath & Beyond.

Forward-Looking Statements

This press release may contain forward-looking statements. Many of these forward-looking statements can be identified by use of words such as may, will, expect, anticipate, approximate, estimate, assume, continue, model, project, plan, goal, and similar words and phrases. The Company’s actual results and future financial condition may differ materially from those expressed in any such forward-looking statements as a result of many factors. Such factors include, without limitation: general economic conditions including the housing market, a challenging overall macroeconomic environment and related changes in the retailing environment; consumer preferences, spending habits and adoption of new technologies; demographics and other macroeconomic factors that may impact the level of spending for the types of merchandise sold by the Company; civil disturbances and terrorist acts; unusual weather patterns and natural disasters; competition from existing and potential competitors across all channels; pricing pressures; liquidity; the ability to achieve anticipated cost savings, and to not exceed anticipated costs, associated with organizational changes and investments; the ability to attract and retain qualified employees in all areas of the organization; the cost of labor, merchandise and other costs and expenses; potential supply chain disruption due to trade restrictions, political instability, labor disturbances, product recalls, financial or operational instability of suppliers or carriers, and other items; the ability to find suitable locations at acceptable occupancy costs and other terms to support the Company’s plans for new stores; the ability to establish and profitably maintain the appropriate mix of digital and physical presence in the markets it serves; the ability to assess and implement technologies in support of the Company’s development of its omnichannel capabilities; uncertainty in financial markets; volatility in the price of the Company’s common stock and its effect, and the effect of other factors, on the Company’s capital allocation strategy; the impact of goodwill and intangible asset impairments; disruptions to the Company’s information technology systems including but not limited to security breaches of systems protecting consumer and employee information or other types of cybercrimes or cybersecurity attacks; reputational risk arising from challenges to the Company’s or a third party product or service supplier’s compliance with various laws, regulations or standards, including those related to labor, health, safety, privacy or the environment; reputational risk arising from third-party merchandise or service vendor performance in direct home delivery or assembly of product for customers; changes to statutory, regulatory and legal requirements, including without limitation proposed changes affecting international trade; changes to, or new, tax laws or interpretation of existing tax laws; new, or developments in existing, litigation, claims or assessments; changes to, or new, accounting standards; foreign currency exchange rate fluctuations; and the integration of acquired businesses. The Company does not undertake any obligation to update its forward-looking statements.

INVESTOR CONTACT:

Janet M. Barth     (908) 613-5820

BED BATH & BEYOND INC. AND SUBSIDIARIES
Consolidated Statements of Earnings
(in thousands, except per share data)
(unaudited)

	Three Months Ended		Nine Months Ended
	December 1, 2018	November 25, 2017	December 1, 2018	November 25, 2017

Net sales	$3,032,231	$2,954,539	$8,720,916	$8,633,037

Cost of sales	2,028,521	1,913,478	5,763,797	5,523,302

Gross profit	1,003,710	1,041,061	2,957,119	3,109,735

Selling, general and administrative expenses	954,197	932,701	2,747,519	2,685,517

Operating profit	49,513	108,360	209,600	424,218

Interest expense, net	22,691	13,621	54,034	49,367

Earnings before provision for income taxes	26,822	94,739	155,566	374,851

Provision for income taxes	2,468	33,438	38,997	144,037

Net earnings	$24,354	$61,301	$116,569	$230,814

Net earnings per share - Basic	$0.18	$0.44	$0.86	$1.65
Net earnings per share - Diluted	$0.18	$0.44	$0.86	$1.64

Weighted average shares outstanding - Basic	133,811	138,418	135,070	139,872
Weighted average shares outstanding - Diluted	133,998	138,790	135,425	140,381

Dividends declared per share	$0.16	$0.15	$0.48	$0.45

BED BATH & BEYOND INC. AND SUBSIDIARIES
Consolidated Balance Sheets
(in thousands, except per share data)
(unaudited)

	December 1, 2018	November 25, 2017
Assets

Current assets:
Cash and cash equivalents	$762,513	$453,103
Short term investment securities	238,267	—
Merchandise inventories	3,005,548	3,199,669
Prepaid expenses and other current assets	474,285	287,719

Total current assets	4,480,613	3,940,491

Long term investment securities	19,817	107,709
Property and equipment, net	1,866,086	1,840,959
Goodwill	716,283	716,283
Other assets	453,945	583,436

	$7,536,744	$7,188,878

Liabilities and Shareholders' Equity

Current liabilities:
Accounts payable	$1,554,353	$1,455,355
Accrued expenses and other current liabilities	793,916	584,121
Merchandise credit and gift card liabilities	330,759	321,591

Total current liabilities	2,679,028	2,361,067

Deferred rent and other liabilities	407,953	520,952
Income taxes payable	54,061	66,061
Long term debt	1,492,427	1,491,952

Total liabilities	4,633,469	4,440,032

Shareholders' equity:

Preferred stock - $0.01 par value; authorized - 1,000 shares; no shares issued or outstanding	—	—

Common stock - $0.01 par value; authorized - 900,000 shares; issued 342,657 and 341,682, respectively; outstanding 137,472 and 142,413 shares, respectively	3,427	3,417
Additional paid-in capital	2,108,790	2,039,213
Retained earnings	11,388,910	11,170,287
Treasury stock, at cost; 205,185 and 199,269 shares, respectively	(10,538,430)	(10,422,816)
Accumulated other comprehensive loss	(59,422)	(41,255)

Total shareholders' equity	2,903,275	2,748,846

Total liabilities and shareholders' equity	$7,536,744	$7,188,878

BED BATH & BEYOND INC. AND SUBSIDIARIES
Consolidated Statements of Cash Flows
(in thousands, unaudited)

	Nine Months Ended
	December 1, 2018	November 25, 2017
Cash Flows from Operating Activities:

Net earnings	$116,569	$230,814
Adjustments to reconcile net earnings to net cash provided by operating activities:
Depreciation and amortization	246,482	227,407
Gain on sale of a building	(29,690)	—
Stock-based compensation	49,268	52,833
Deferred income taxes	(214)	17,114
Other	(2,162)	(273)
(Increase) decrease in assets, net of effect of acquisitions:
Merchandise inventories	(279,837)	(290,576)
Trading investment securities	1,651	(17,806)
Other current assets	88,220	(89,425)
Other assets	872	(5,034)
Increase (decrease) in liabilities, net of effect of acquisitions:
Accounts payable	401,785	311,430
Accrued expenses and other current liabilities	96,702	90,947
Merchandise credit and gift card liabilities	7,449	11,926
Income taxes payable	(7,266)	(61,626)
Deferred rent and other liabilities	(24,394)	14,111

Net cash provided by operating activities	665,435	491,842

Cash Flows from Investing Activities:

Purchase of held-to-maturity investment securities	(246,425)	—
Redemption of held-to-maturity investment securities	385,125	—
Capital expenditures	(256,490)	(263,963)
Proceeds from sale of a building	11,183	—
Payment for acquisition, net of cash acquired	—	(6,097)

Net cash used in investing activities	(106,607)	(270,060)

Cash Flows from Financing Activities:

Payment of dividends	(64,877)	(60,058)
Repurchase of common stock, including fees	(70,458)	(207,277)
Proceeds from exercise of stock options	—	10,161
Payment of deferred financing costs	—	(430)

Net cash used in financing activities	(135,335)	(257,604)

Effect of exchange rate changes on cash and cash equivalents	(7,120)	596

Net increase (decrease) in cash and cash equivalents	416,373	(35,226)

Cash and cash equivalents:
Beginning of period	346,140	488,329
End of period	$762,513	$453,103